Exhibit 99.06

DataMEG Corp. Announces Plan to Distribute Its CAS Communications, Inc. Ownership to DTMG Shareholders

MONDAY, MARCH 18, 2002 12:54 PM
 - BusinessWire

CHARLOTTE, N.C., Mar 18, 2002 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that the shares of common stock of CAS Communications, Inc. held by the Company will be distributed pro rata to the Company's shareholders. The specific details for this stock distribution will be announced as part of the Information Statement that will be made available to Company shareholders prior to the distribution. The effective date concerning shareholders of record who will be eligible to receive the share distribution will be determined in the near future.

The Company will distribute one (1) share of CAS Communications, Inc. stock to shareholders of record, for every two (2) shares of DTMG stock owned. The net result of the transaction will provide eligible DTMG shareholders with equity ownership in both operating entities. The transaction is subject to the majority approval (51%) of the shareholders of DataMEG Corp.

Andrew Benson, President of DataMEG Corp. stated, "We believe this is a very positive move for the Company and our shareholders. It will allow CAS Communications, Inc. to focus on the CAS technology development project, and allows DataMEG Corp. to focus on the success of it's wholly owned subsidiary North Electric Company, Inc. (NECI). DataMEG shareholders of record eligible to receive the share distribution will continue to benefit from the business success of both entities."

Mr. Benson continued, "CAS Communications, Inc. is in the process of forming its own management team and has been involved in discussions with representatives from Quantum Advanced Technologies, Inc. (QAT) to determine what financial and engineering resources may be sourced and utilized to further the CAS technology development project. Mr. Anthony Boiardi, CEO of QAT, will be heading up the management organization effort and has been involved in the initial financing discussions and planning."

DataMEG Corp. will receive, from CAS Communications, Inc. and as part of their formation agreement, annual royalties at 7% of gross revenues, once product sales and revenues are established.

Rex Hester, Chairman and CEO of NECI stated, "We also see this as very positive and anticipate additional DataMEG Corp. changes coming in the next few weeks to strengthen and focus DataMEG Corp.'s management and business strategy and have NECI and DataMEG CORP. sharing a single business focus. This is an exciting time for DataMEG Corp. and we at NECI are all pleased with the merger and the opportunities before us. We look forward to the achievement of our strategic goals to the benefit of DataMEG Corp. and its shareholders."

DataMEG Corp. (DTMG OTC:BB) is a development stage technology company focused on developing new technologies, software applications and products primarily serving the telecommunications sector. North Electric Company, Inc. (NECI), a wholly owned subsidiary of DataMEG Corp. is a next generation Test-OSS company focused on providing solutions for monitoring, testing and fault isolation for next generation IP and Optical transport networks. NECI's innovative solutions enable communications providers to ensure optimal network performance, to meet service level agreements through integrative system solutions. Additional information about DataMEG Corp. and NECI is available at www.Datameg.com and www.northelectriccompany.com

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:           DataMEG Corp.
                   Rich Kaiser, 757/306-6090